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                                                                   Exhibit 10.12


                                BE INCORPORATED

                          CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement ("Agreement") is entered into as of __________, 1999 (the "Effective Date"), by and between ________________________
("Executive") and Be Incorporated (the "Company"), a Delaware corporation.

     WHEREAS, the Company and Employee have entered into an "at-will" employment relationship whereby Executive provides personal services to the Company, and Company provides Executive with certain compensation and benefits in return for such services; and

     WHEREAS, without changing the nature of the at-will employment relationship, the Company wishes to offer added incentive for Executive's continued employment with the Company by offering some measure of protection to Executive if Executive's employment is terminated after the Company affects a change of control of the Company and to align further Executive's interest with those of the stockholders of the Company when considering transactions that may result in a change of control of the Company;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

     1.  DEFINITIONS.

         1.1 Cause. For purposes of this Agreement, "Cause" shall mean Executive's (i) conviction of any felony involving moral turpitude; (ii) engaging in illegal business practices or other practices contrary to the written policies of the Company; (iii) misappropriation of assets of the Company; (iv) continual or repeated insobriety or drug use; (v) continual or repeated absence for reasons other than disability or sickness; (vi) fraud; or
(vii) embezzlement of Company funds.

         1.2 Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following:

             (a) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company's consolidated assets (in a single transaction or in a series of related transactions);

             (b) a merger or consolidation involving the Company or any subsidiary of the Company after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the shareholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving the Company or a subsidiary of the Company, the shareholders of the Company

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immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;

             (c) an acquisition by any person, entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause "(b)" of this sentence, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company (in a single transaction or series of related transactions);

             (d) in the event that the individuals who, as of the Effective Date, are members of the Company's Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Company's Board of Directors. (If the election, or nomination for election by the Company's shareholders, of any new member of the Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.); or

             (e) any other transaction or series of transactions that would have substantially the same effect as the change of control events described in (a) through (d) above.

         1.3 Change of Control Period. For purposes of this Agreement, "Change of Control Period" shall mean the period of time starting six (6) months prior to the date the Change of Control is effected and ending eighteen (18) months following such Change of Control.

         1.4 Good Reason. For purposes of this Agreement, "Good Reason" shall mean any one of the following events (so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for any termination for Good Reason): (i) any reduction of the Executive's then existing annual base salary or annual bonus target; (ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties as applied to the Company as a whole) or any action by the Company which would materially and adversely affect the Executive's participation or reduce the Executive's benefits under any such plans, except to the extent that such benefits and incentives are reduced as to be made equivalent to the benefits and incentives of all other executive officers of the Company and/or its successor or assign; (iii) any diminution of the Executive's duties, responsibilities, authority, reporting structure, titles or offices, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) request that the Executive relocate to a work site that would increase the Executive's one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement; or (vi) any failure by the

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Company to obtain the assumption of this Agreement by any successor or assign of the Company.

     2.  Terms and Termination Of Employment.

         2.1 At-Will Employment. Executive's relationship with the Company continues to be an at-will employment relationship. The Company or Executive shall have the right to terminate Executive's employment with the Company at any time with or without Cause and with or without notice. Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company prior to, or after a Change of Control of the Company or shall in any way limit the rights of the Company, except as expressly stated herein, to discharge the Executive at any time prior to, or after the date of a Change of Control of the Company for any reason whatsoever, with or without cause.

         2.2 Change of Control Termination. In the event Executive's employment with the Company is terminated without Cause, or Executive resigns for Good Reason during the Change of Control Period, or if Executive is terminated without Cause, or events leading to Executive's resignation for Good Reason are effected in anticipation of a Change of Control, including but not limited to an attempt to avoid the Company or its successor's obligations under this Agreement, then the following shall occur:

             (a) Company shall provide to Executive, within thirty (30) days after the effective date of such termination without Cause or resignation for Good Reason, a lump sum severance payment, subject to standard withholdings and deductions, in an amount equal to twelve (12) months of Executive's base salary immediately prior to the termination without Cause or the date of occurrence of Good Reason. In addition, the Company will provide, at its expense, Executive with continued group health insurance benefits (medical, dental and vision) for Executive and Executive's eligible dependents under COBRA for a period of up to twelve (12) months following the effective date of Executives termination without Cause or resignation for Good Reason.

             (b) Any unvested options in Company stock issued to Executive pursuant to the Company's 1992 and 1999 Stock Option Plans shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination.

             (c) Prior to Executive gaining the right to receive, and in exchange for, the severance compensation, benefits and option acceleration provided in Sections 2.2 (a) and (b) above, to which Executive would not otherwise be entitled, Executive shall first enter into and execute a release substantially in the form attached hereto as Exhibit A (the "Release") upon Executive's termination of employment. Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days (forty-five
(45) days in the event of a group termination) after the termination of Executive's employment with the Company, Executive shall not receive any severance benefits provided under this Agreement, acceleration, if any, of Executive's Options as provided in this Agreement shall not apply and Executive's options in such event may be exercised following the date of Executive's termination only to the

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extent provided under their original terms in accordance with the applicable stock option plan and option agreements.

        2.3  Gross-up Payment.

            (a) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive in accordance with Section 2.2 above (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Executive shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that, after payment by the Executive of the excise tax imposed by Section 4999 of the Code on the Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon the Payment. Executive and Company agree use commercially reasonable efforts to reach mutual agreement, upon advise from each party's tax advisors, regarding the applicable excise tax and the amount of the Gross-up Payment.

            (b) The Executive shall notify the Company in writing of any inquiry, claim or proceeding brought by the Internal Revenue Service, or other state or federal taxing authority, the subject of which, would result in a requirement by the Company to pay the Gross-up Payment. Such notification shall be given no later than thirty (30) days after the receipt by the Executive of such a claim by the Internal Revenue Service.

     3.  General Provisions.

         3.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

         3.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision shall be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.

         3.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         3.4 Entire Agreement; Survival. This Agreement, together with Executive's offer letter agreement dated __________________, the Proprietary Information and Inventions Agreement dated _______________, and the Indemnity Agreement dated ____________ forms the complete and exclusive statement of Executive's employment with the Company, and shall survive any Change of Control. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated

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herein, and it cannot be modified or amended except in a writing signed by
Executive and another duly authorized officer of the Company. The terms and conditions of Executive's Indemnity Agreement, and the protection afforded such Executive pursuant to the Company's Director and Officers Insurance Policy, that by their nature survive Executive's termination of employment with the Company shall also survive any termination hereunder.

         3.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         3.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         3.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

         3.8 Attorneys' Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

         3.9 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara or San Mateo County, California and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. Nothing in this Section 3.9 or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

        3.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.


BE INCORPORATED:                           EXECUTIVE:


By:__________________________________      By:________________________________
     Jean-Louis Gassee
     Chief Executive Officer

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                                   Exhibit A

                               RELEASE AGREEMENT

I understand that my position with _________, Inc. (the "Company") terminated effective _______________ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will, within thirty (30) days after the Effective Date of this Release, pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Change of Control Agreement (the "Agreement") entered into as of ______________, 1999, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, harassment, defamation, fraud, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification, or Company Director and Officer insurance protection, I may have for any liabilities and costs of defense (including without limitation reasonable attorneys' fees) arising from my actions within the course and scope of my employment with the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days (forty-five (45) days in the event of a group termination) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:


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        Date                        [Employee]

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